FOR IMMEDIATE RELEASE
February 2, 2012

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS SECOND QUARTER 2012 OPERATING RESULTS

Fairfield, New Jersey, February 2, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended December 31, 2011 of $470,000, or $0.01 per diluted share.

The results represent a decrease of $1,548,000 compared to net income of $2,018,000, or $0.03 per diluted share, for the quarter ended September 30, 2011. The decrease in net income between linked quarters was primarily the result of increased provisions for loan losses and losses related to real estate owned coupled with an increase in non-interest expenses.  In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At December 31, 2011, Kearny Financial Corp. had total assets of $2.86 billion which included net loans receivable of $1.22 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.28 billion.  As of that same date, deposits and borrowings totaled $2.12 billion and $238.0 million, respectively, while stockholders’ equity totaled $486.6 million or 17.0% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended December 31, 2011 in comparison to those for the prior linked quarter ended September 30, 2011.  Comparative statement of condition information for June 30, 2011 and statement of operations information for the three and six months ended December 31, 2010 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2011 was $17.4 million, a decrease of $129,000 compared to net interest income of $17.5 million during the quarter ended September 30, 2011.  For those same comparative periods, the Company’s net interest margin decreased by one basis point to 2.65% from 2.66%.

The decrease in net interest income between linked quarters resulted from a decrease in interest income that was partially offset by a decline in interest expense.  The decrease in interest income between linked periods was primarily attributable to a five basis point decline in the average yield on interest-earning assets to 3.75% for the quarter ended December 31, 2011 from 3.80% for the quarter ended September 30, 2011.  The net decline in average yield reflected a decrease in the average yield on mortgage-backed securities that was partially offset by increases in the average yield on loans, non-mortgage-backed securities and other interest-earning assets.  The decline in average yield of mortgage-

backed securities between linked periods primarily resulted from the reinvestment of cash and cash equivalents and principal amortization, maturities and prepayments from higher yielding earning assets into mortgage-backed securities at comparatively lower current market yields.  By comparison, the increase in average loan yields primarily reflected declines in the average balance of comparatively lower yielding residential mortgage loans in relation to the overall stability in the average balance of comparatively higher yielding commercial loans.  The increase in the yield of non-mortgage-backed securities generally reflected the repayment of comparatively lower yielding municipal securities that matured during the quarter.  Finally, the increase in the average yield on other interest earning assets generally reflected proportionally greater average balances during the current quarter allocated to the higher yielding assets within that category.

The impact on interest income from the net decline in the average yield of interest-earning assets was exacerbated by a net decrease of $15.6 million in their average balance.  The net decrease in the average balance of interest-earning assets reflected declines in the average balances of loans, non-mortgage-backed securities and other interest-earning assets that were partially offset by an increase in the average balance of mortgage-backed securities.  Loans receivable declined as a percentage of average interest-earning assets to 46.9% at December 31, 2011 from 47.6% at September 30, 2011, further contributing to the decline in the overall yield on earning assets.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was partially offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a five basis point decline in the average cost of interest-bearing liabilities which decreased to 1.30% for the quarter ended December 31, 2011.  The reduction in average cost reflected a decline in the cost of interest-bearing deposits of six basis points to 1.05% from 1.11% between those same comparative periods.  The reduction in cost was reflected as declines in the average cost of all categories of interest-bearing deposits including interest-bearing checking accounts, savings accounts and certificates of deposit.  For those same comparative periods, the cost of Federal Home Loan Bank (“FHLB”) borrowings decreased by one basis point to 3.74% from 3.75% while the cost of other borrowings, comprised primarily of depositor sweep accounts, declined five basis points to 0.65% from 0.70%.

The impact on interest expense from the decline in the average cost of interest-bearing liabilities was augmented by a decrease in their average balance between linked quarters.  The average balance of interest-bearing liabilities decreased by $12.7 million to $2.24 billion for the quarter ended December 31, 2011 from $2.25 billion for the quarter ended September 30, 2011.  The net decrease in average balance was primarily attributable to declines in the average balances of certificates of deposit and depositor sweep accounts that were partially offset by increases in the average balances of savings accounts and interest-bearing checking accounts.

Provision for Loan Losses

The provision for loan losses totaled $1,323,000 during the quarter ended December 31, 2011 compared to a provision of $1,065,000 during the quarter ended September 30, 2011.  A portion of the provision in the current period reflected increases in the level of valuation allowances attributable to impairment losses identified on specific impaired loans that were partially offset by effect of the overall declines in the balance of the non-impaired portion of the loan portfolio.  However, the provision for loan losses during the quarter ended December 31, 2011 also reflected changes to the historical and environmental loss factors used within the Company’s allowance for loan loss (”ALLL”) calculation methodology to estimate losses on loans collectively evaluated for impairment.  Specifically, historical loss factors increased during the current quarter due, in large part, to accelerating the charge off of certain loan impairments that were previously identified, recorded through the provision for loan losses and maintained in ALLL during prior periods.  The provision for loan losses during the current quarter also reflected further refinement of the Bank’s ALLL methodology through which its credit-rating classification system for loans was explicitly incorporated into the calculation of environmental loss factors by loan type.

The noted changes to the historical and environmental loss factor assumptions used in the Bank’s ALLL calculation methodology reflected the Bank’s efforts to more closely align its ALLL calculation methodology to that of other institutions regulated by the Office of the Controller of the Currency (“OCC”).  The OCC succeeded the Office of Thrift Supervision (“OTS”) as the Bank’s primary regulator effective July 21, 2011.

Non-interest Income

Non-interest income, excluding losses attributable to real estate owned (“REO”) operations and sales, decreased by $53,000 to $1,219,000 for the quarter ended December 31, 2011 from $1,272,000 for the quarter ended September 30, 2011.  The noted decrease in non-interest income was largely attributable to a $63,000 decline in the gain on sale of loans which decreased to $123,000 from $186,000 between comparative periods.  The decline in loan sale gains was primarily attributable to a lower volume of Small Business Administration (“SBA”) loan originations sold during the current quarter.

Losses attributable to REO operations and sales increased by $1,895,000 to $2,049,000 for the quarter ended December 31, 2011 compared to $154,000 for the quarter ended September 30, 2011.  The increase in REO-related losses was primarily attributable to writing down the carrying value of eight REO properties by a total of $2,018,000 to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  The write downs included one commercial property whose carrying value was written down by approximately $1,083,000 to $1,878,000 reflecting the property’s contractual sale price less estimated costs to sell.  The remaining seven properties were written down by a total of $935,000 with individual amounts ranging from approximately $23,000 to $294,000 reflecting listing or contractual sale prices, less estimated costs to sell, that fell below the Bank’s prior carrying value.

Non-interest Expense

Non-interest expense increased by $342,000 to $14.6 million for the quarter ended December 31, 2011 from $14.3 million for the quarter ended September 30, 2011.  The increase in non-interest expense was attributable, in part, to an increase in salary and employee benefit costs totaling $222,000 resulting primarily from increases in actuarial-related pension costs.

The noted increase in non-interest expense also reflected a $186,000 increase in legal expense, included in miscellaneous expense, reflecting additional costs associated with nonperforming loans as well as the recovery of approximately $40,000 in legal expense during the earlier comparative period for which no such recovery was recognized during the current period.

The increases in compensation and legal expenses noted above, coupled with a number of less noteworthy increases in other non-interest expense categories, were partially offset by a $195,000 decline in equipment and system expense.  The decline in equipment and systems between linked quarters was primarily due to the absence in the current period of certain system conversion and integration-related costs attributable to the November 2010 acquisition of Central Jersey Bancorp, Inc. (“Central Jersey”) that were recognized during the earlier comparative period.

Provision for Income Taxes

The provision for income taxes decreased by $1.1 million to $172,000 for the quarter ended December 31, 2011 from $1.3 million for the quarter ended September 30, 2011.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $143.5 million to $146.6 million at December 31, 2011 from $290.1 million at September 30, 2011.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due largely to the acquisition of Central Jersey and the continued expansion of the Bank’s commercial loan origination staff independent of that acquisition.

 Notwithstanding the overall increase in the Bank’s loan origination pipeline, management had previously determined that the opportunity cost to earnings of maintaining a growing level of short-term liquid assets to fund potential loan growth outweighed the related benefits.  Consequently, a significant portion of the Company’s excess liquidity that had accumulated during prior periods was deployed into comparatively higher yielding mortgage-backed securities during the quarter ending December 31, 2011.  The Company expects to continue to maintain the average balance of interest-earning cash and equivalents at comparatively lower levels than had been previously reported during recent preceding quarters.  Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at December 31, 2011, excluding deferred fees and costs and the allowance for loan losses, declined by $15.2 million to $1.23 billion at December 31, 2011 from $1.24 billion at September 30, 2011.  The overall decrease in the loan portfolio during the current quarter reflected a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $32.3 million.  However, that decrease was partially offset by an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, and land loans, of $14.6 million.  For those same comparative periods, the outstanding balance of construction and consumer loans increased $2.0 million and $454,000, respectively.

The aggregate decline in the residential mortgage loan portfolio for the quarter ended December 31, 2011 generally reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.   In general, the factors that have effected residential mortgage loan origination volume have also adversely effected commercial loan demand.  However, the Company’s growing strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources - resulted in the reported growth in the commercial loan portfolio.  The Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

For the quarter ended December 31, 2011, the balance of the Company’s non-performing assets declined to a total of $45.5 million or 1.59% of total assets and comprised non-performing loans totaling $39.1 million, or 3.18% of total loans, plus nine REO properties totaling $6.4 million.  By comparison, at September 30, 2011, non-performing assets totaled $49.7 million or 1.71% of total assets and comprised non-performing loans totaling $42.3 million, or 3.40% of total loans, plus eight REO properties totaling $7.5 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At December 31, 2011, the balance of non-performing loans included approximately $1.1 million of accruing loans over 90 days past due and $38.0 million of nonaccrual loans.  By comparison, at September 30, 2011, the balance of non-performing loans included approximately $15.7 million of accruing loans over 90 days past due and $26.6 million of nonaccrual loans.

As noted above, the overall balance of non-performing loans declined between linked periods.  A significant portion of the non-performing loans reported as “accruing loans over 90 days past due” during prior periods were originally acquired from Countrywide Home Loans, Inc. (“Countrywide”) and continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP (“BOA”).  In accordance with our agreement, BOA advances scheduled principal and interest payments to the Bank when such payments are not made by the borrower.  During those earlier periods, the timely receipt of principal and interest from the servicer resulted in such loans being reported in that manner.  However, the delinquency status reported for these nonperforming loans continued to reflect the borrower’s actual delinquency irrespective of the Bank’s receipt of advances.  In recognition that advances would ultimately be recouped by BOA from the Bank in the event the borrower did not reinstate the loan, the Bank included its obligation to refund such advances to the servicer, where applicable, in its impairment analyses of such loans.

Notwithstanding its prior practice, at December 31, 2011 the Bank reclassified the applicable nonperforming BOA loans from “accruing loans over 90 days past due” to “nonaccrual”.  The reclassification of the loans to nonaccrual status did not have a significant impact on interest income during the quarter ended December 31, 2011.  However, future interest payments received on the applicable BOA loans will be applied to reduce the carrying value of the loan for financial statement purposes rather than being recognized as interest income.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $141.0 million to $1.23 billion at December 31, 2011 from $1.09 billion at September 30, 2011.  The net increase reflected, in part, security purchases totaling $232.9 million.  This increase was partially offset by principal repayments and sales, net of premium and discount amortization and accretion, totaling approximately $90.9 million and a decrease in the unrealized gain within the available for sale portion of the portfolio of approximately $888,000 to $35.2 million at December 31, 2011 from $36.1 million at September 30, 2011.  The overall increase in the balance of mortgage-backed securities resulted from the deployment of a portion of the Bank’s excess liquidity as discussed earlier.  Securities purchased were predominantly fixed rate, agency pass-through securities with 15-year original terms to maturity.  The Bank also purchased a small quantity of 30-year, fixed rate agency pass-through securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage backed securities decreased by $35.6 million to $58.5 million at December 31, 2011 from $94.1 million at September 30, 2011.  The net decrease primarily reflected principal repayments and maturities for the quarter ended December 31, 2011 that were partially offset by a net decrease of $23,000 in the unrealized loss on available for sale non-mortgage-backed securities to $2.4 million at December 31, 2011.

Other Assets

The aggregate balance of other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $2.8 million to $211.4 million at December 31, 2011 from $208.6 million at September 30, 2011.  The net change in other assets primarily reflected an increase in income taxes receivable that was partially offset by a decline in real estate owned in conjunction with normal fluctuations in the balances of other assets.

Deposits

The balance of total deposits decreased by $31.4 million to $2.12 billion at December 31, 2011 from $2.15 billion at September 30, 2011.  The net decline in deposit balances reflected a decrease in the balance of certificates of deposit of $34.5 million coupled with decreases in the balance of interest-bearing and non-interest-bearing checking accounts of $2.3 million and $2.8 million, respectively.  These decreases were partially offset by an increase in the balance of savings accounts of $8.2 million.  The decline in balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing during the quarter ended December 31, 2011 to support net interest spread and margin which allowed for some degree of controlled outflow of non-core deposits.

Borrowings

The Company reported a net decrease in borrowings of $9.8 million to $238.0 million at December 31, 2011 from $247.8 million at September 30, 2011.  The reported decrease primarily reflected a $9.7 million decline in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits coupled with the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended December 31, 2011, stockholders’ equity decreased $4.9 million to $486.6 million from $491.5 million at September 30, 2011.  The decrease was largely attributable to a $4.5 million increase in Treasury stock reflecting the Company’s repurchase of 480,500 shares of its common stock during the period at an average price of $9.41 per share.   The decrease in stockholders’ equity also reflected a decrease in accumulated other comprehensive income resulting primarily from a net decline in the unrealized gain on the available for sale securities portfolio.  Finally the change in stockholders’ equity also reflected net income of $470,000 for the current quarter that was more than offset by the payment of a $770,000 cash dividend to minority shareholders as well as a reduction of unearned ESOP shares for plan shares earned during the period.

At December 31, 2011, the Company’s total equity to asset ratio was 17.0% while the equity to assets ratio of the Bank was 16.3%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 12.4% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 25.8% and 26.4%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	December 31,	September 30,	June 30,
	2011	2011	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$146,632	$290,130	$222,580
Securities available for sale	13,004	17,871	44,673
Securities held to maturity	45,517	76,218	106,467
Non-mortgage-backed securities	58,521	94,089	151,140

Loans receivable	1,228,347	1,243,841	1,268,351
Allowance for loan losses	(8,596)	(12,040)	(11,767)
Net loans receivable	1,219,751	1,231,801	1,256,584

Mortgage-backed securities available for sale	1,225,222	1,084,093	1,060,247
Mortgage-backed securities held to maturity	1,207	1,291	1,345
Mortgage-backed securities	1,226,429	1,085,384	1,061,592

Premises & equipment	39,539	39,362	39,556
Federal Home Loan Bank stock	13,558	13,559	13,560
Goodwill	108,591	108,591	108,591
Bank owned life insurance	24,845	24,660	24,470
Other assets	24,914	22,461	26,063
Total assets	$2,862,780	$2,910,037	$2,904,136

Non-interest bearing deposits	$138,603	$141,423	$143,087
Interest-bearing deposits	1,978,643	2,007,183	2,006,266
Deposits	2,117,246	2,148,606	2,149,353

Federal Home Loan Bank advances	211,347	211,404	211,461
Other borrowings	26,665	36,387	36,181
Borrowings	238,012	247,791	247,642

Other liabilities	20,952	22,185	19,267
Total liabilities	2,376,210	2,418,582	2,416,262

Stockholders' equity	486,570	491,455	487,874
Total liabilities & stockholders' equity	$2,862,780	$2,910,037	$2,904,136

Consolidated Capital Ratios:
Equity to assets at period end	17.00%	16.89%	16.80%
Tangible equity to tangible assets at period end (1)	13.15%	13.09%	13.11%

Share Data:
Outstanding shares (in thousands)	67,080	67,561	67,851
Closing price as reported by NASDAQ	$9.50	$8.84	$9.11
Equity per share	$7.25	$7.27	$7.19
Tangible equity per share (1)	$5.33	$5.36	$5.35

Asset Quality Ratios:
Non-performing loans to total loans	3.18%	3.40%	2.76%
Non-performing assets to total assets	1.59%	1.71%	1.46%
Allowance for loan losses to total loans	0.70%	0.97%	0.93%
Allowance for loan losses to non-performing loans	21.98%	28.47%	33.65%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Summary of Operations:
Interest income on:
Loans receivable	$16,216	$16,468	$14,878	$32,684	$28,679
Mortgage-backed securities	7,933	7,982	7,297	15,915	14,695
Non-mortgage-backed securities	345	536	1,617	881	3,182
Other interest-earning assets	182	195	241	377	420
Total interest-earning assets	24,676	25,181	24,033	49,857	46,976
Interest expense on:
Interest-bearing checking	641	813	799	1,454	1,574
Savings and clubs	311	422	509	733	1,239
Certificates of deposit	4,271	4,357	4,707	8,628	9,525
Total interest-bearing deposits	5,223	5,592	6,015	10,815	12,338
Federal Home Loan Bank advances	1,979	1,979	2,110	3,958	4,185
Other borrowings	56	63	36	119	36
Total borrowings	2,035	2,042	2,146	4,077	4,221
Total interest-bearing liabilities	7,258	7,634	8,161	14,892	16,559
Net interest income	17,418	17,547	15,872	34,965	30,417
Provision for loan losses	1,323	1,065	876	2,388	2,127
Net interest income after loan loss provision	16,095	16,482	14,996	32,577	28,290

Fees and service charges	639	626	427	1,265	769
Gain on securities, including other-than-temporary impairment	(5)	0	0	(5)	0
Gain on sale of loans	123	186	13	309	13
Income from bank-owned life insurance	185	189	174	374	337
Electronic banking fees and charges	236	235	167	471	281
Loss from REO operations & sales	(2,049)	(154)	(35)	(2,203)	(50)
Miscellaneous	41	36	28	77	55
Total non-interest income	(830)	1,118	774	288	1,405

Salaries and employee benefits	8,383	8,161	7,397	16,544	14,350
Net occupancy expense of premises	1,596	1,585	1,152	3,181	2,201
Equipment and systems	1,774	1,969	1,385	3,743	2,562
Advertising and marketing	321	301	270	622	516
Federal deposit insurance premium	496	485	517	981	964
Directors' compensation	158	166	250	324	808
Merger-related expenses	0	0	3,150	0	3,190
Miscellaneous	1,895	1,614	1,281	3,509	2,455
Total non-interest expense	14,623	14,281	15,402	28,904	27,046

Income before taxes	642	3,319	368	3,961	2,649
Provision for income taxes	172	1,301	373	1,473	1,319
Net income	$470	$2,018	$(5)	$2,488	$1,330

Per Share Data:
Net income per share - basic and diluted	$0.01	$0.03	$0.00	$0.04	$0.02
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,498	66,961	67,042	66,733	67,130
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.10	$0.10
Dividend payout ratio (2)	163.9%	39.0%	NM	62.6%	120.9%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Average Balances:
Loans receivable	$1,234,821	$1,260,254	$1,102,549	$1,247,537	$1,054,187
Mortgage-backed securities	1,167,609	1,056,924	853,207	1,112,267	795,298
Non-mortgage-backed securities	74,510	121,251	303,297	97,880	289,477
Other interest-earning assets	156,831	210,897	86,199	184,951	100,618
Total interest-earning assets	2,633,771	2,649,326	2,345,252	2,642,635	2,239,580
Non-interest-earning assets	264,943	260,000	239,538	261,382	231,343
Total assets	$2,898,714	$2,909,326	$2,584,790	$2,904,017	$2,470,923

Interest-bearing checking	$450,711	$450,585	$343,907	$450,648	$308,715
Savings and clubs	405,760	403,602	356,405	404,681	346,391
Certificates of deposit	1,139,005	1,152,715	1,052,049	1,145,860	1,014,433
Total interest-bearing deposits	1,995,476	2,006,902	1,752,361	2,001,189	1,669,539
Federal Home Loan Bank advances	211,378	211,138	234,013	211,258	222,006
Other borrowings	34,496	35,963	13,361	35,230	6,681
Total borrowings	245,874	247,101	247,374	246,488	228,687
Total interest-bearing liabilities	2,241,350	2,254,003	1,999,735	2,247,677	1,898,226
Non-interest-bearing liabilities	168,839	167,869	102,411	168,350	89,363
Total liabilities	2,410,189	2,421,872	2,102,146	2,416,027	1,987,589
Stockholders' equity	488,525	487,454	482,644	487,990	483,334
Total liabilities and stockholders' equity	$2,898,714	$2,909,326	$2,584,790	$2,904,017	$2,470,923
Average interest-earning assets to average
interest-bearing liabilities	117.51%	117.54%	117.28%	117.57%	117.98%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Performance ratios:
Yield on average:
Loans receivable	5.25%	5.23%	5.40%	5.24%	5.44%
Mortgage-backed securities	2.72%	3.02%	3.42%	2.86%	3.70%
Non-mortgage-backed securities	1.85%	1.77%	2.13%	1.80%	2.20%
Other interest-earning assets	0.46%	0.37%	1.12%	0.41%	0.84%
Total interest-earning assets	3.75%	3.80%	4.10%	3.77%	4.20%

Cost of average:
Interest-bearing checking	0.57%	0.72%	0.93%	0.65%	1.02%
Savings and clubs	0.31%	0.42%	0.57%	0.36%	0.72%
Certificates of deposit	1.50%	1.51%	1.79%	1.51%	1.88%
Interest-bearing deposits	1.05%	1.11%	1.37%	1.08%	1.48%
Federal Home Loan Bank advances	3.74%	3.75%	3.61%	3.75%	3.77%
Other borrowings	0.65%	0.70%	1.08%	0.68%	1.08%
Total borrowings	3.31%	3.31%	3.47%	3.31%	3.69%
Total interest-bearing liabilities	1.30%	1.35%	1.63%	1.33%	1.74%

Net interest rate spread (1)	2.45%	2.45%	2.47%	2.44%	2.46%
Net interest margin (2)	2.65%	2.66%	2.71%	2.65%	2.72%

Non-interest income to average assets	-0.11%	0.15%	0.12%	0.02%	0.11%
Non-interest expense to average assets	2.02%	1.96%	2.38%	1.99%	2.19%

Efficiency ratio	88.16%	76.51%	92.53%	81.99%	84.99%

Return on average assets	0.06%	0.28%	0.00%	0.17%	0.11%
Return on average equity	0.38%	1.66%	0.00%	1.02%	0.55%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.